EXHIBIT 99(d)


                                   AGREEMENT

     This Agreement, made as of this 23rd day of June, 1998, between FCNB Corp, a Maryland corporation ("FCNB"), its wholly owed subsidiary, FCNB Bank, a Maryland commercial bank (the "Bank") and each of the persons listed on Schedule A attached hereto and made a part hereof (collectively the "Shareholders" and individually, each a "Shareholder").

     WHEREAS, FCNB, the Bank and Capital Bank, National Association, a national banking association ("Capital"), have entered into an Agreement and Plan of Reorganization and Merger dated as of the date hereof, (the "Merger Agreement"), pursuant to which all of the outstanding shares of Capital Common Stock will be exchanged for shares of FCNB Common Stock, in accordance with the terms of the Merger Agreement; and

     WHEREAS, the Shareholders collectively own, or possess the right to vote or direct the voting of, an aggregate of 246,682 shares of Capital Common Stock, and individually own, or possess the right to vote or direct the voting of, the number of shares of Capital Common Stock set forth opposite their names on Schedule A; and

     WHEREAS, the Shareholders collectively own, or possess the power to dispose of or to direct the disposition of 246,682 shares of Capital Common Stock, and individually own, or possess the power to dispose of or direct the disposition of, the number of shares of Capital Common Stock set forth opposite their names on Schedule A; and

     WHEREAS, the Shareholders collectively have the right to acquire 54,500 shares of Capital Common Stock pursuant to the exercise of options issued and outstanding pursuant to the Capital Option Plans, and individually possess the right to acquire pursuant to the exercise of options outstanding pursuant to the Capital Option Plans, the number of shares of Capital Common Stock set forth opposite their names on Schedule A; and

     WHEREAS, as a material inducement for FCNB and the Bank to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholders have agreed to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

     1. Representations and Warranties of Shareholders. Each of the Shareholders individually represents and warrants as follows: That he is now, and at all times until the Effective Time of the Merger will be, the owner, of record or beneficially, or possesses and will possess the right to vote or direct the voting of all of the shares of Capital Common Stock set forth opposite his name on Schedule A, and possesses or will possess the power to dispose of or direct the disposition of all of the shares of Capital Common Stock set forth opposite his name on Schedule A. Shareholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of all of the shares of Capital Common Stock set forth opposite his name on Schedule A. Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Shareholder, and constitutes the legal, valid and binding obligation of Shareholder, and is enforceable in accordance with its terms.

     2. Covenants of Shareholders. (a) Each Shareholder agrees that he shall vote all of his shares of Capital Common Stock in favor of the Merger Agreement and the transactions contemplated thereby and against any merger, consolidation, share exchange, business combination, sale of all or substantially all assets, or other extraordinary corporate transaction involving Capital other than the Merger. Each Shareholder also agrees that, except as provided in Section 5.1(k),
Section 5.3 or Section 6.17 of the Merger Agreement, until the termination of the Merger Agreement in accordance with its terms, he shall use his best efforts to cause the consummation of the Merger.

(b) Each Shareholder agrees that until the termination of the Merger Agreement in accordance with its terms, he shall not, without the prior written consent of FCNB, directly or indirectly tender or permit the tender into any


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tender or  exchange  offer,  or sell,  transfer,  hypothecate,  grant a security interest in or otherwise dispose of or encumber any of his shares of Capital Common Stock, or any options to acquire Capital Common Stock issued and outstanding pursuant to the Capital Option Plans.

(c) Each Shareholder agrees that until the termination of the Merger Agreement in accordance with its terms, he shall not, without the prior written consent of FCNB, directly or indirectly exercise any of his Capital Options to acquire shares of Capital Common Stock, except that any Shareholder may exercise any Capital Incentive Option prior to the Effective Time if he shall determine in consultation with FCNB that treatment of such Capital Incentive Options in accordance with the provisions of Section 2.1 of the Merger Agreement will subject such Shareholder to recognition of gain or income (for purposes other than alternative minimum tax) in respect of all or any portion of such Capital Incentive Options or the shares of FCNB Common Stock received in exchange therefore.

(d) Each Shareholder agrees that he shall not, and he shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of Capital Common Stock, or any officer, employee or director of Capital to, solicit from any third party any inquiries or proposals relating to the disposition of Capital's business or assets, or the acquisition of Capital's voting securities, or the merger of Capital with any person other than FCNB or the Bank, or except as provided in Section 5.1(k) or Section 6.17 of the Merger Agreement, provide any such person with information or assistance or negotiate or conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

     3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Capital Common Stock which a Shareholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Capital Common Stock which any Shareholder may hereafter acquire, and all Capital Options which any Shareholder may currently own or hereafter acquire.

     4. Termination. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

     5. Governing Law. This Agreement shall be governed in all respects by the law of the State of Maryland.

     6. Assignment. This Agreement may not be assigned by any Shareholder without the prior written consent of FCNB and the Bank. This Agreement may not be assigned by FCNB or the Bank without the written consent of the Shareholders.

     7. Scope of Agreement. The parties hereto acknowledge and agree that Agreement shall not confer upon FCNB any right or ability to acquire any of the shares of Capital Common Stock other than in connection with the Merger and pursuant to the Registration Statement contemplated by the Merger Agreement.

     8. Defined Terms. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.


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     9.   Counterparts.   This   Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

                                                FCNB CORP


                                                By:
                                                    ----------------------------
                                                    A. Patrick Linton, President
                                                     & Chief Executive Officer



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                                   SCHEDULE A



                               Common Stock Owned or       Common Stock Owned or
                               Which Have the Right to     Which Have the Power to        Options to Acquire
           Name                 Vote or Direct Voting     Dispose or Direct Disposition      Common Stock
---------------                 ---------------------     -----------------------------   ---------------------
Stephen N. Ashman                       87,684                         87,684                       14,000
Joshua Bernstein                        22,000                         22,000                        3,500
Patricia Ghiglino                        979                            979                          5,500
Javier Holtz                            6,889                          6,889                         7,500
Jay Katzen                              25,241                         25,241                        3,500
Robert Mozer                            7,800                          7,800                         5,500
Steven Schwartz                         25,517                         25,517                          0
George Walker                           9,656                          9,656                         7,500
Frank Williams, Jr.                     60,916                         60,916                        7,500
        Total                          246,682                        246,682                       54,500